UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2008

MSC – Medical Services Company

(Exact name of registrant as specified in its charter)

Florida	333-132913	59-2997634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

841 Prudential Drive, Suite 900

Jacksonville, Florida 32207

(Address of principal executive offices, including zip code)

(904) 646-0199

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As MSC – Medical Services Company, a Florida corporation (“MSC” or the “Company”) reported on June 13, 2008 in its Current Report on Form 8-K, on June 12, 2008, Express Scripts, Inc., a Delaware corporation (“Express”), the Company, MCP-MSC Acquisition, Inc., a Delaware corporation (“MCP” or the “Parent”), and MSC Group, Inc., a Delaware corporation (“Group”) entered into an Acquisition Agreement (the “Agreement”), pursuant to which, subject to the satisfaction or waiver of the conditions therein, Express will purchase the Pharmacy Services Division of MSC (“PBM”) from Parent for $248 million subject to purchase price adjustments.

Pursuant to the Agreement (i) prior to the closing under the Agreement the Company will contribute all of the assets and liabilities of the Medical Products and Services Division, or the “Non-PBM Business” as defined in the Agreement, including the equity interests of its subsidiaries ZoneCare USA of Delray, LLC, and SelectMRI, LLC to Group, a newly created subsidiary of MSC, pursuant to the terms of a Restructuring Agreement by and between MSC and Group, (ii) simultaneously with the closing under the agreement the Company will pay a dividend to the Parent in the form of 100% of the outstanding shares of Group, (iii) Express will pay the purchase price to the Parent and the Parent’s obligors as described below, and (iv) the Parent will transfer all of the outstanding shares of Common Stock of the Company to Express.

The Agreement provides that, subject to the satisfaction of closing conditions, closing under the agreement Express will acquire 100% of the outstanding shares of MSC for $248 million to be paid in cash subject to working capital adjustments as defined by the Agreement with the net amount payable to the Parent to be determined following a reduction of the proceeds payable to the Parent in an amount equal to: (a) transaction expenses of the Company and the Parent, (b) $20 million to be held in escrow in accordance with an Escrow Agreement to satisfy the indemnification obligations of the Parent and Group and to fund obligations under the purchase price adjustments, and (c) an amount required to satisfy in full certain debt obligations of the Company, including an indenture in principal amount of $150 million plus prepayment penalties and accrued interest as well as a revolving credit agreement with an outstanding balance of approximately $21 million.

The Company, Parent and Express made certain representations and warranties as set forth in the Agreement. Covenants were also made by the respective parties, including an agreement by Parent and Company not to solicit offers for the sale of the PBM well as an agreement by the Parent not to compete against PBM or solicit business or employees of PBM for a period of time following the closing, among other agreements. The Parent and Group, on the one hand, and Express, on the other hand, have agreed to indemnify the other party for certain losses arising out of breaches of the representations, warranties and covenants set forth in the Agreement. Neither party may terminate the Agreement except (1) by mutual consent, (2) by Express if Parent or the Company breach a representation, warranty or covenant which is not cured or if the closing has not occurred by August 31, 2008 by reason of Parent or the Company failing to satisfy their closing conditions, or (3) by Parent if Express breaches a representation, warranty or covenant which is not cured or if the closing has not occurred by August 31, 2008 by reason of Express failing to satisfy its closing conditions.

At closing, the Parent or its affiliate will enter into a Transition Services Agreement with Express or its affiliates for the provision of services between PBM and Group.

A copy of the Agreement is attached as Exhibit 2.3.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

2.3	Acquisition Agreement, dated June 12, 2008, by and among MSC – Medical Services Company, MCP-MSC Acquisition, Inc., MSC Group, Inc. and Express Scripts, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 18, 2008	MSC – MEDICAL SERVICES COMPANY

/s/ Joseph P. Delaney
Joseph P. Delaney
President and CEO

Exhibit Index

Exhibit Number	Description
2.3	Acquisition Agreement, dated June 12, 2008, by and among MSC – Medical Services Company, MCP-MSC Acquisition, Inc., MSC Group, Inc. and Express Scripts, Inc.